Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE SURGICAL ISSUES PRELIMINARY FIRST QUARTER RESULTS
SUNNYVALE, CALIF. April 8, 2014 - Intuitive Surgical, Inc. (Nasdaq:ISRG), the industry leader in robotic-assisted surgery, today issued the following announcement in advance of the April 22, 2014 release of its first quarter 2014 financial results.
The Company anticipates revenue for the first quarter of 2014 to be approximately $465 million, down 24% compared with $611 million for the first quarter of 2013. Revenue reflects a $26 million deferral associated with a customer trade-out program for the newly launched da Vinci XiTM Surgical System. Excluding the impact of the trade-out program, revenue would have been $491 million, a decrease of 20% compared with the prior year.

The Company also announced a pre-tax charge of $67 million to reflect estimated costs of settling a number of product liability legal claims against the Company. The claims are related to alleged complications from surgeries performed with certain versions of Monopolar Curved Scissors (MCS) instruments that were the subject of a recall in 2013 and with a first-generation MCS tip cover that was the subject of a market withdrawal in 2012. These estimated settlement amounts apply to tolled legal claims, the earliest of which were initiated in October of 2012.

“Intuitive remains focused on our goal of developing advanced technology that enables surgeons to improve patient outcomes and reduce the associated costs of care,” said Intuitive CEO Gary Guthart. “Our recently released da Vinci Xi system is another step in pursuit of our mission.”

Q1 Revenue
Revenue for the first quarter of 2014 is anticipated to be approximately $465 million, down 24% compared with $611 million for the first quarter of 2013.
First quarter 2014 revenue will be net of approximately $26 million of revenue deferrals associated with offers made to customers to trade in their recently purchased da Vinci Si® Surgical Systems for our recently announced da Vinci Xi Surgical System. The da Vinci Xi offers a number of new features including an overhead instrument arm architecture designed to facilitate anatomical access from virtually any position; a digital endoscope architecture that creates a simpler, more compact design with improved vision definition and clarity, and an ability to attach the endoscope to any arm, providing flexibility for visualizing the surgical site.
The trade-in program also provides our customers the opportunity to exchange certain recently purchased da Vinci instruments and accessories for da Vinci Xi instrument and accessories. The deferrals reduced first quarter 2014 system revenue by approximately $24 million as well as instrument and accessory revenue by $2 million. The Company expects to recognize all $26 million of the revenue deferrals within 2014. The preliminary unaudited results are prior to the completion of certain review procedures and, therefore, subject to adjustment.
Preliminary first quarter 2014 instruments and accessories revenue is expected to decline approximately 2% to approximately $255 million compared with $261 million. This is driven by a reduction in stocking orders related to a decline in system sales and by the revenue deferral described above. Those declines are partially offset by instrument and accessory sales associated with approximately 7% higher procedure volume, which primarily reflects growth in U.S. general surgery procedures and urologic procedures outside the United States. Procedure volume grew despite a low, single-digit decline in U.S. gynecologic procedures.
Preliminary first quarter 2014 da Vinci Surgical Systems revenue is expected to decrease approximately 59% to approximately $106 million compared with $256 million during the first quarter of 2013. Lower systems revenue is due primarily to lower system sales in the U.S. and the revenue deferral described above.  There were 87 systems shipped in the first quarter of 2014, including 45 in the United States and 42 outside the United States, compared with 164 during the first quarter of 2013, including 115 in the United States and 49 outside the United States. Factors that lead to the lower U.S. systems shipments include lower procedure volumes, changing hospital capital-spending priorities associated with the implementation of the Affordable Care Act and the impact that anticipation of a new system may have had on customer capital-spending decisions.
Preliminary first quarter 2014 service revenue is expected to increase approximately 11% to approximately $104 million compared with $94 million during the first quarter of 2013.

Earnings charge
Intuitive announces a pre-tax charge of $67 million against its first quarter 2014 earnings, reflecting our estimate of the anticipated cost of settling a number of legal claims against the Company. The vast majority of these claims are related to alleged complications from surgeries performed with certain versions of MCS instruments that were the subject of a recall in 2013 and with a first-generation MCS tip cover that was the subject of a market withdrawal in 2012. After an extended mediation process with legal counsel for many of the claimants, the Company has determined that in light of the costs and risks of litigation, settlement of certain claims is appropriate. The Company’s estimate of the anticipated cost of these claims is based on negotiations with opposing counsel covering approximately 3,000 claims presented to the Company beginning in October 2012. Surgeries referenced in the claims cover the period 2004 to 2013 during which approximately 1.7 million procedures were performed with the da Vinci in the United States. It is possible for these claimants, as well as those claimants who have not participated in negotiations, to pursue greater amounts in mediation or in a court of law. It also is possible that more claims will be filed by individuals who allege they suffered injury after undergoing surgery in which the da Vinci Surgical System was used. The Company does not currently know how many individuals will ultimately file lawsuits or how many additional individuals will decide to pursue claims against the Company. The Company also is unable at this time to reasonably estimate the financial impact of such lawsuits or additional claims.

The Company’s public reporting of these claims takes place through FDA’s MAUDE database. Because claims often are sent to the Company with insufficient medical detail to assess the claim, the process for obtaining and investigating the associated medical records is laborious. These claims continue to be reported into MAUDE through individual MDR reports and alternative summary reports as appropriate.

Additional information:
Intuitive is scheduled to report its first quarter 2014 results in a conference call on April 22, 2014, at which point the Company will discuss the first quarter 2014 financial results in more detail. Dial-in and webcast access information for both of these events also are available in the Investor Relations section of the Intuitive Surgical website.

About Intuitive Surgical, Inc.
Intuitive Surgical, Inc. (Nasdaq:ISRG), headquartered in Sunnyvale, California, is the global leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets the da Vinci Surgical System. Intuitive Surgical's mission is to extend the benefits of minimally invasive surgery to those patients who can and should benefit from it.

About the da Vinci Surgical System
The da Vinci Surgical System is a surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art technology, the da Vinci Surgical System is designed to scale, filter and seamlessly translate the surgeon's hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with improved surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for skilled surgeons to perform more minimally invasive procedures involving complex dissection or reconstruction.

For more information about clinical evidence related to da Vinci Surgery, please visit www.intuitivesurgical.com/company/clinical-evidence/
da Vinci® and EndoWrist® are trademarks of Intuitive Surgical, Inc.

This press release contains forward-looking statements, including statements regarding the Company's preliminary unaudited financial results and procedure counts for the first quarter 2014. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: completion of the Company's final quarter review procedures and the final adjustments and other developments that may arise in the course of these review procedures; the impact of global and regional economic and credit market conditions on health care spending; health care reform legislation in the United States and its impact on hospital spending, reimbursement and fees which will be levied on certain medical device revenues; decreases in hospital admissions and actions by payers to limit or manage surgical procedures; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which we operate; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which we are or may become a party; product liability and other litigation claims; adverse publicity regarding the Company and the safety of our products and adequacy of training; our ability to expand into foreign markets; and other risk factors under the heading "Risk Factors" in our report on Form 10-K for the year ended December 31, 2013, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning revenue growth, procedure growth, future financial results and statements using words such as "estimates," "projects," "believes," "anticipates," "plans," "expects," "intends," "may," "will," "could," "should," "would," "targeted" and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

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